Exhibit 99.1

Salamon Appoints Former Boeing Executive, Lawrence J. Faulk, to Board of Directors

Las Vegas, Nevada, USA – January 16, 2012 – Salamon Group Inc. (OTC BB: SLMU) (“Salamon” or the “Company”) announced today that Lawrence J. Faulk has been appointed to the Company’s board of directors. As a retired executive from the Boeing company and with decades of experience in both the private and public sectors, Mr. Faulk will help guide Salamon’s exceptional growth with a focus on streamlining operations and maximizing profitability.

Mr. Faulk’s major private sector experiences were with the Boeing Company. His responsibilities included marketing the Boeing Hydrofoil and the Landing Aid System in Brazil and Argentina, managing an enhanced recycling program and being a Loaned Executive to APEC, the National Alliance of Businessmen, United Ways of King and Pierce Counties, Peninsula School District and the Tacoma/Pierce County Chamber of Commerce. His APEC responsibilities involved managing the logistics for President Clinton´s speech. He has been an Investment banker specializing in municipal finance and a member of the AARP Executive Council for the state of Washington.

His public sector experience began in 1966 when he was elected Washington State Senator. At 30 years of age, he was the youngest member of Senate. He was also elected a freeholder responsible for drafting a new form of government for Pierce County. The Governor appointed him to be a trustee for Tacoma Community College and to the Pollution Control and Shorelines Hearing Boards. As a chairman of these Quasi-Judicial Boards, he wrote legal opinions in the environmental cases before these Appeals Boards, which contained findings of fact, conclusions of law, and the ultimate decisions. As the Chief Executive Officer of the Environmental Hearings office, he reduced the backlog of appeals while operating under budget.

A lifelong resident of Tacoma, Faulk earned his Bachelor of Arts in Political Science Degree from Seattle University and received his Master in Public Administration degree from The Evergreen State College. He is a graduate of the Senior Executive Program for State and Local Government Officials at the Kennedy School of Government at Harvard University and is currently active in various civic projects in the Tacoma area.

About Salamon Group
Salamon Group Inc., through its Sunlogics Power Fund Management Inc. division, is a solar energy project company specializing in renewable energy power projects. It is a project-acquiring partner of Sunlogics Plc and it Subsidiary as well as other third party project developers.

Contact
IR@sunlogicspower.com

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